Exhibit 99.1

Li-Cycle, North America’s Largest Lithium-Ion Battery Resource

Recycling Company, to List on NYSE through Transaction with Peridot

Acquisition Corp.

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Li-Cycle, North America’s largest lithium-ion battery resource recycling company, has entered into a definitive business combination agreement with Peridot Acquisition Corp. (NYSE: PDAC). Upon closing, the combined company will be renamed Li-Cycle Holdings Corp. and will be listed on the New York Stock Exchange under the new ticker symbol “LICY.”

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Li-Cycle utilizes a breakthrough, commercial process for sustainably recovering critical high-grade materials from battery manufacturing scrap and end-of-life batteries, creating a closed-loop, domestically sourced lithium-ion battery supply chain. Li-Cycle patented technology enables a shift away from legacy thermal recycling technologies, which can emit harmful emissions and result in lower recovery rates.

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Li-Cycle has a robust customer network, including 40+ commercial contracts with blue chip suppliers and off-take agreements through 2030. Li-Cycle’s commercial battery supply customers include 14 of the largest global automotive and battery manufacturers.

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Li-Cycle is expected to receive approximately $615 million in gross transaction proceeds, enabling the company to fully fund its planned global expansion. 100% of Li-Cycle’s existing shares will roll into the combined company.

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The transaction includes a fully committed, upsized $315 million PIPE from investors that include Neuberger Berman Funds, Franklin Templeton and Mubadala Capital, as well as Peridot sponsor Carnelian Energy Capital, existing Li-Cycle investor Moore Strategic Ventures and global marketing and strategic off-take partner Traxys S.A (“Traxys”).

•	The pro forma equity value of the combined company is approximately $1.67 billion with the transaction expected to close in the second quarter of 2021.

TORONTO, Ontario and HOUSTON, Texas. (February 16, 2021) – Li-Cycle Corp. (“Li-Cycle” or “the Company”), a commercial leader in lithium-ion battery resource recovery, and Peridot Acquisition Corp. (“Peridot”) (NYSE: PDAC), a publicly-traded special purpose acquisition company sponsored by Carnelian Energy Capital, announced their entry today into a definitive business combination agreement that will result in Li-Cycle becoming a public company. Upon closing of the transaction, the combined company will be renamed Li-Cycle Holdings Corp. and will be listed on the New York Stock Exchange under the new ticker symbol “LICY.” The combined company will be led by Ajay Kochhar, Co-Founder, President and Chief Executive Officer of Li-Cycle, and Tim Johnston, Co-Founder and Executive Chairman.

Company Overview and Investment Highlights

Founded in Toronto in 2016, Li-Cycle is an industry-leading lithium-ion battery resource recovery company and the largest lithium-ion battery recycler in North America. Li-Cycle sits at the intersection of three core megatrends:

•	The electric vehicle revolution

•	The supply shortage of strategic battery materials

•	The need for a truly sustainable, ESG-friendly lithium-ion battery recycling solution, a critical missing step in the battery supply chain

The imperative for economically and environmentally sustainable resource recycling is growing in lockstep with the exponential growth of battery manufacturing. Li-Cycle utilizes its patented Spoke & Hub technologies to achieve the industry-leading recovery rate and produce the scarce battery materials underpinning the global growth in electric vehicle penetration. Legacy recycling technologies have largely relied on thermal operations, which can emit harmful emissions and result in lower recovery rates. Li-Cycle’s two-stage battery recycling model enables customers to benefit from a safe and environmentally friendly solution for recycling all types of lithium-ion materials.

Key investment highlights are as follows:

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Material Demand and Strong Macroeconomic and Regulatory Tailwinds – The massive global shift toward electrification, increasingly stringent environmental regulations and rising clean energy infrastructure spending are accelerating the demand for lithium-ion battery materials and recycling solutions.

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Patented Technology Provides up to 95% Resource Mass Recovery – Underlying technologies are protected by 18 patents/patent applications that tie back to three core patent families, providing a durable competitive moat. Li-Cycle’s scalable, sustainable, safe and proprietary Spoke & Hub system provides up to 95% resource mass recovery, and is lithium-ion battery chemistry and charge agnostic.

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Spoke and Hub Technologies – Spokes are decentralized facilities to mechanically process batteries close to sources of supply while Hubs are centralized facilities for large-scale production of specialty materials to achieve economies of scale in recycling.

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Low-Cost Producer of Battery Grade Materials – Li-Cycle is uniquely able to economically recover core battery grade materials, including lithium carbonate, nickel sulphate and cobalt sulphate, at a lower cost than mined materials.

•	Environmentally Friendly – Li-Cycle’s process does not require high temperatures, no wastewater is produced, and only low level emissions are generated from operations.
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Robust Customer Network – Li-Cycle has 40+ commercial contracts with blue chip suppliers and off-take agreements through 2030, corresponding to a cumulative forecasted EBITDA between 2021 and 2025 of $985 million. More than $300 million/year of revenue is to be generated from contracted off-take agreements with Traxys, both an investor in the PIPE and an existing strategic partner. The Company’s commercial battery supply customers include 14 of the largest global automotive and battery manufacturers.

Management Commentary

Ajay Kochhar, Co-Founder, President and Chief Executive Officer of Li-Cycle, commented, “Li-Cycle’s patented technology is proven in the North American market as the leading way to recycle lithium-ion batteries and re-use recovered materials to make new batteries in a truly circular and sustainable manner. The capital raised in this transaction will fully fund our planned global growth. We are excited to partner with the Peridot team and enter the public markets, deliver on our mission and create long-term value for our customers, employees and shareholders.”

Tim Johnston, Co-Founder and Executive Chairman of Li-Cycle, commented, “We see a tremendous global market opportunity in front of us driven by the exponential growth of the electric vehicle market. Our ‘future proofed’ technology can recycle any battery chemistry economically, and our closed-loop solution provides the essential raw material building blocks for batteries that are in critical demand. The partnership with the Peridot team is an exciting and important milestone in Li-Cycle’s journey, further enabling Li-Cycle to achieve our mission and grow in lockstep with our customers – in North America and globally.”

Alan Levande, Chairman and Chief Executive Officer of Peridot who will join Li-Cycle’s Board of Directors, said, “Li-Cycle is at the forefront of one of the most crucial and under-penetrated markets in clean technology that is growing in lock-step with the electrification of mobility. As the North American market leader, we believe Li-Cycle is a unique and compelling ESG investment opportunity for investors looking to participate in the global energy transition. We are delighted to partner with Li-Cycle to advance and scale its disruptive technology.”

Transaction Overview

The business combination includes a pre-money equity valuation for Li-Cycle of $975 million and, when combined with the transaction proceeds, represents a combined company pro forma equity value of $1.67 billion. The transaction will provide $615 million in gross proceeds to the Company, assuming no redemption by Peridot shareholders, including a $315 million fully committed, upsized common stock PIPE at $10.00 per share from investors that include Neuberger Berman Funds, Franklin Templeton and Mubadala Capital, as well as Peridot sponsor Carnelian Energy Capital, existing Li-Cycle investors including Moore Strategic Ventures, and global marketing and strategic off-take partner Traxys.

The Boards of Directors of each of Li-Cycle and Peridot have unanimously approved the transaction. The transaction will require the approval of the shareholders of both Li-Cycle and Peridot, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the second quarter of 2021. 100% of Li-Cycle’s shareholders will roll their equity holdings into the new public company.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Peridot with the Securities and Exchange Commission (“SEC”) and will be available on the Li-Cycle’s Investor Relations page at www.li-cycle.com/investors and at www.sec.gov.

Advisors

Citi is serving as sole financial advisor to Li-Cycle. Cowen is serving as capital markets advisor to Li-Cycle. UBS Investment Bank is serving as lead placement agent and Barclays and Citi are serving as placement agents for the PIPE. UBS Investment Bank and Barclays are also serving as financial and capital markets advisors to Peridot. McCarthy Tétrault and Freshfields Bruckhaus Deringer are serving as legal advisors to Li-Cycle. Kirkland & Ellis and Stikeman Elliott are serving as legal advisors to Peridot. INFOR Financial Inc. has provided a fairness opinion to the Board of Directors of Li-Cycle.

Investor Conference Call Information

Peridot and Li-Cycle will host a joint investor conference call to discuss the proposed transaction Tuesday, February 16, 2021 at 8:00am ET.

Interested parties may listen to the prepared remarks call via telephone by dialing 1-877-407-4018; international callers can dial 1-201-689-8471. A telephone replay will be available until March 2, 2021 by dialing 1-844-512-2921; international callers should dial 1-412-317-6671 and enter the passcode 13716354.

About Li-Cycle Corp.

Li-Cycle Corp. (Li-Cycle) is on a mission to leverage its innovative Spoke & Hub Technologies to provide a customer-centric, end-of-life solution for lithium-ion batteries, while creating a secondary supply of critical battery materials. Lithium-ion rechargeable batteries are increasingly powering our world in automotive, energy storage, consumer electronics, and other industrial and household applications. The world needs improved technology and supply chain innovations to better manage battery manufacturing waste and end-of-life batteries and to meet the rapidly growing demand for critical and scarce battery-grade raw materials through a closed-loop solution. For more information, visit https://li-cycle.com/.

About Peridot Acquisition Corp.

Peridot Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s sponsor is an affiliate of Carnelian Energy Capital Management, L.P., an investment firm that focuses on opportunities in the North American energy space in partnership with best-in-class management teams. For more information, visit https://peridotspac.com/.

Investor Contact

investors@li-cycle.com

Media Contact

media@li-cycle.com

Additional Information and Where to Find It

In connection with the proposed transaction involving Li-Cycle and Peridot, Li-Cycle Holdings Corp. (“Newco”) will prepare and file with the SEC a registration statement on Form F-4 that will include a document that will serve as both a prospectus of Newco and a proxy statement of Peridot (the “Proxy Statement/Prospectus”). Li-Cycle, Peridot and Newco will prepare and file the Proxy Statement/Prospectus with the SEC and Peridot will mail the Proxy Statement/Prospectus to its shareholders and file other documents regarding the proposed transaction with the SEC. This communication is not a substitute for any proxy statement, registration statement, proxy statement/prospectus or other documents Peridot or Newco may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT/PROSPECTUS, AND OTHER DOCUMENTS FILED BY PERIDOT OR NEWCO WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus and other documents filed with the SEC by Peridot or Newco through the website maintained by the SEC at www.sec.gov.

Investors and securityholders will also be able to obtain free copies of the documents filed by Peridot and/or Newco with the SEC on Peridot’s website at www.peridotspac.com or by emailing investors@li-cycle.com.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Peridot or Newco or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Li-Cycle, Peridot, Newco, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement/Prospectus and other relevant materials when it is filed with the SEC. Information regarding the directors and executive officers of Peridot is contained in Peridot’s final prospectus for its initial public offering, filed with the SEC on September 24, 2020 and certain of its Current Reports filed on Form 8-K. These documents can be obtained free of charge from the sources indicated above.

Caution Concerning Forward-Looking Statements

Certain statements contained in this communication may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21 of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction involving Li-Cycle and Peridot and the ability to consummate the proposed transaction. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely”, “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to timely or at all obtain shareholder approval for the proposed transaction or the failure to timely or at all obtain any required regulatory clearances, including under the Hart-Scott Rodino Antitrust Improvements Act; (ii) uncertainties as to the timing of the consummation of the proposed transaction and the ability of each of Li-Cycle and Peridot to consummate the proposed transaction; (iii) the possibility that other anticipated benefits of the proposed transaction will not be realized, and the anticipated tax treatment of the combination; (iv) the occurrence of any event that could give rise to termination of the proposed transaction; (v) the risk that stockholder litigation in connection with the proposed transaction or other settlements or investigations may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (vi) changes in general economic and/or industry specific conditions; (vii) possible disruptions from the proposed transaction that could harm Li-Cycle’s business; (viii) the ability of Li-Cycle to retain, attract and hire key personnel; (ix) potential adverse reactions or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Li-Cycle’s financial performance; (xi) legislative, regulatory and economic developments; (xii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and any epidemic, pandemic or disease outbreak (including COVID-19), as well as management’s response to any of the aforementioned factors; and (xiii) other risk factors as detailed from time to time in Peridot’s reports filed with the SEC, including Peridot’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. Neither Li-Cycle nor Peridot can give any assurance that the conditions to the proposed transaction will be satisfied. Except as required by applicable law, neither Li-Cycle nor Peridot undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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